EXHIBIT 4.1

                                B. Michael Pisani
                                   44 LAKE RD
                            SHORT HILLS, N.J. 07078
                                 (201) 467-0359

                                             October 31, 1996

Michael G. Martin
President
Proformix, Inc.
50 Tannery Road
Branchburg, NJ

      Re: Consulting Agreement

Dear Michael:

      This letter agreement will establish the terms of our working relationship which, generally, is a consultancy. We will act as business consultant to Proformix for the immediate purpose of providing advise and other assistance in the company's general strategic planning, evaluating advisory relationships with interested investment banking firms and the management of creditor relations. We will be compensated with 350,000 shares of the company's stock as set forth below. Proformix will reimburse us for expenses incurred directly in connection with this collaboration. The near term goals of this consultancy are to position the company for its next growth phase, to husband a sound advisory relationship between Proformix and an established and recognized investment bank and to communicate with the company's existing creditor group for the purpose of maintaining their cooperation during the company's growth period. The long term goal of this consultancy is to prepare the company's operations, governance mechanism and capital structure for the transition to a publicly owned and traded company.

      Please make your signature below to indicate your agreement with the foregoing and arrange for the issuance of the shares as specified. Upon execution this agreement shall govern the entire consultant relationship with the company and shall supercede all prior agreements regarding such matters. The company may terminate this consultancy by providing notice of such termination 10 days prior thereto. However, to the extent any of the referenced shares are not at that time delivered, termination shall not have the effect of extinguishing the company's obligation to deliver such shares. We look forward to working with you.

                                             Very truly yours,

                                             /s/ B. Michael Pisani
                                             ------------------------------
                                             B. Michael Pisani

Acknowledged, Accepted and Agreed to, this 31st day of October, 1996, in witnesseth whereof I affix my signature below.

/s/ Michael G. Martin
---------------------------
Michael G. Martin
President, Proformix, Inc.

                    [LETTERHEAD OF PROFORMIX SYSTEMS, INC.]

May 15, 1998

B. Michael Pisani
44 Lake Road
Short Hills, NJ 07078

Re: Consulting Agreement dd. October 31, 1996

Dear Michael:

This will confirm our verbal agreement as follows;

In consideration of your services under the above consulting agreement you will receive an additional 15,000 (fifteen thousand) shares of the common stock of Performix Systems, Inc. Such award shall constitute remuneration in full under our agreement. This action has been duly authorized by the board of directors of Proformix Systems, Inc.

Please acknowledge this agreement by signing below and returning a copy to us.

Very truly yours,

/s/ Michael G. Martin
--------------------------------
Michael G. Martin
Chairman
                                                    Acknowledged and Accepted

                                                    /s/ B. Michael Pisani
                                                    ----------------------------
                                                    B. Michael Pisani